Exhibit 4.1

EXECUTION COPY

AMENDMENT NO. 1 TO THE POOLING AND SERVICING AGREEMENT, SERIES 2003-1

            THIS AMENDMENT NO. 1 TO THE POOLING AND SERVICING AGREEMENT, dated as of October 31, 2003 ("Amendment No. 1") is entered into by and among Bear Stearns Asset Backed Securities, Inc., a Delaware corporation (the "Depositor"), American Business Credit, Inc., a Pennsylvania corporation (the "ABC"), EMC Mortgage Corporation, a Delaware Corporation ("EMC") and JPMorgan Chase Bank, as trustee (the "Trustee").

          WHEREAS, pursuant to the Pooling and Servicing Agreement, dated as of March 1, 2003 (the "Servicing Agreement"), by and among the Depositor, ABC, as the Servicer and the Trustee, as Trustee, Collateral Agent and Back-Up Servicer, ABC agreed to service and administer the Mortgage Loans in accordance with accepted servicing practices as provided therein;

          WHEREAS, ABC, the Depositor and the Trustee have agreed that they mutually desire to provide for term servicing as provided for herein;

          WHEREAS, pursuant to the request of the Class A-1 Certificateholder, ABC, the Depositor and the Trustee have agreed that EMC shall replace the JPMorgan Chase Bank as Back-Up Servicer;

          WHEREAS, the Depositor, ABC and the Trustee desire to amend certain provisions of the Servicing Agreement as set forth in this Amendment No. 1 in accordance with Section 11.03(b) of the Servicing Agreement and the Certificate Insurer and the Majority Certificateholders hereby consent to such amendments;

           WHEREAS, Bear Stearns & Co. Inc., as the Class A-1 Certificateholder, is, as of the date hereof, the Majority Certificateholder;

          NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

           1.      Defined Terms. Any capitalized term used herein and not defined herein shall have the meanings assigned to such term in the Servicing Agreement.

           2.      Replacement of Back-Up Servicer. JPMorgan Chase Bank is hereby replaced by EMC as Back-Up Servicer under the Servicing Agreement.

           3.      Amendment to Section 1.01. Section 1.01 of the Servicing Agreement is amended as follows:

           A.      The following definition shall be replaced in its entirety with the following:

          "Back-Up Servicer: EMC Mortgage Corporation, a Delaware corporation, or any of its successors in interest or any successor under this Agreement appointed as herein provided."

           B.      The following definitions shall be added:

           "Servicing Extension Notice: As defined in Section 7.04(b).

           Servicing Period: As defined in Section 7.04(b).

          Servicing Transfer Costs: All reasonable costs and expenses incurred by the Back-Up Servicer in connection with the transfer of servicing from the Servicer, including, without limitation, any reasonable costs or expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Back-Up Servicer to correct any errors or insufficiencies in the servicing data which came to the attention of the Back-Up Servicer after the transfer of servicing or otherwise to enable the Back-Up Servicer to service the Mortgage Loans properly and effectively, costs of preparing any assignments of Mortgage, or fees and costs of filing any assignments of Mortgage that may be required as a result of the transfer of servicing."

           4.      Amendments to Article III.

           A.      Section 3.04. Section 3.04 of the Servicing Agreement shall be amended by replacing "," with the word "and" on the first line thereof and by deleting the words "and the Back-Up Servicer" on the second line thereof.

           B.      The following Section 3.06 shall be added at the end of Article III to the Servicing Agreement:

          "Section 3.06 Representations, Warranties and Covenants of the Back-Up Servicer. The Back-Up Servicer hereby represents, warrants and covenants to the Servicer, the Certificate Insurer, the Certificateholders, the Unaffiliated Seller and the Depositor that as of the date hereof or as of a date specifically provided herein:

           (a)      It is duly organized, validly existing and in good standing under the laws governing its formation and existence;

           (b)      It has the corporate power and authority to execute, deliver and perform, and to enter into and consummate transactions contemplated by this Agreement;

           (c)      Bear Stearns & Co. Inc., as the Class A-1 Certificateholder, is, as of the date hereof, the Majority Certificateholder;

           (d)      This Agreement has been duly and validly authorized, executed and delivered by it, all requisite corporate action have been taken, and, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes or will constitute the legal, valid and binding agreement of it, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affected the rights of creditors generally, and by general equity principles (regardless of whether such enforcement is considered in a proceeding in equity or at law."

           5.      Amendment to Section 6.05. Section 6.05 of the Servicing Agreement is hereby amended as follows:

           A.      Section 6.05(a)(iii) is deleted in its entirety and replaced with, "third, to the Back-Up Servicer, the Back-Up Servicing Fee and any Servicing Transfer Costs, in an amount not to exceed $200,000 in the aggregate for any servicing transfer;"

           B.      Section 6.05(a)(xi) is deleted in its entirety and replaced with "(xi)eleventh, to the Back-Up Servicer, to the extent not paid pursuant to clause (iii) above, any Servicing Transfer Costs and other amounts owing to the Back-Up Servicer in connection with the transfer of servicing after the resignation or removal of the Servicer and for any Nonrecoverable Advances made by it."

           6.      Amendments to Article VII.

           (A) Section 7.02 of the Servicing Agreement is deleted in its entirety and replaced with the following:

                "Section 7.02 Back-Up Servicer(a) From and after the date hereof and until the Servicer is terminated pursuant to section 7.01 or Section 7.08, or the Trustee receives the resignation of the Servicer evidenced by an Opinion of Counsel pursuant to Section 5.21, the Back-Up Servicer shall act as Back-Up Servicer with respect to the Mortgage Loans, and shall perform such functions, duties, obligations, undertakings and responsibilities set forth herein. Prior to such termination of the Servicer, the Back-Up Servicer shall have only those duties and obligations imposed by it described in Section 7.02(b) below, and shall have no obligations or duties under any agreement to which it is not a party, including but not limited to the various agreements named herein. In its capacity as Back-Up Servicer, it shall in no event be liable for any obligations of the Servicer to any party, whether hereunder or under any other agreement, which are not related to servicing functions, including, without limitation, any repurchase obligations.

                (b)      At such time as the Servicer receives a notice of termination pursuant to Section 7.01 or the Servicer's term expires unrenewed pursuant to Section 7.08, or the Trustee receives the resignation of the Servicer evidenced by an Opinion of Counsel pursuant to Section 5.21, the Trustee shall promptly notify the Rating Agencies and the Certificate Insurer and, except as otherwise provided in Section 7.01, the Back-Up Servicer. On and after such time, the Back-Up Servicer shall be the successor in all respects to the Servicer in its capacity as servicer under this Agreement and the transactions set forth or provided for herein and shall be subject to all the responsibilities, duties and liabilities relating thereto placed on the Servicer by the terms and provisions hereof arising on or after the date of succession; provided, however, that the Back-Up Servicer shall not be liable for any actions or omissions or the representations and warranties of any prior servicer and including, without limitation, the obligations of the Servicer set forth in Sections 2.06 and 3.03. Without limiting the generality of the foregoing proviso, the Back-Up Servicer shall not be liable for any losses or delays resulting from the failure of the Servicer to take such actions as are necessary to effectuate the succession of the Back-Up Servicer hereunder. Notwithstanding its prior termination, the Servicer shall continue servicing until such time as the succession to the Back-Up Servicer or other successor is complete.

                (c)      Notwithstanding the above, the Trustee shall, if the Back-Up Servicer is unable to so act or if the Certificate Insurer so requests in writing to the Trustee, appoint, pursuant to such direction of the Certificate Insurer, or if no such direction is provided to the Trustee, pursuant to the provisions set forth in paragraph (d) below, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution acceptable to the Certificate Insurer that has a net worth of not less than $15,000,000 as the successor to the Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Servicer hereunder.

                (d)      The Back-Up Servicer, as compensation for its obligations and duties as Back-Up Servicer hereunder, shall be paid the Back-Up Servicing Fee on each Distribution Date. In the event the Back-Up Servicer is the successor servicer, it shall be entitled to the same Servicing Compensation (including the Servicing Fee as adjusted pursuant to the definition thereof) and other funds pursuant to Section 5.08 hereof as the Servicer if the Servicer had continued to act as servicer hereunder; it being understood that, in such event, the Back-Up Servicer would no longer be entitled to the Back-Up Servicing Fee. In the event the Back-Up Servicer is unable to act as successor servicer, and a successor servicer is not appointed by the Certificate Insurer, the Trustee shall solicit, by public announcement, bids from housing and home finance institutions, banks and mortgage servicing institutions meeting the qualifications set forth above and acceptable to the Certificate Insurer. Such public announcement shall specify that the successor servicer shall be entitled to the full amount of the aggregate Servicing Fees hereunder as servicing compensation, together with the other Servicing Compensation. The Trustee shall negotiate and effect the sale, transfer and assignment of the servicing rights and responsibilities hereunder to the qualified party submitting the highest qualifying bid. The Trustee shall deduct from any sum received by the Trustee from the successor to the Servicer in respect of such sale, transfer and assignment all costs and expenses of any public announcement and of any sale, transfer and assignment of the servicing rights and responsibilities hereunder and the amount of any unreimbursed Servicing Advances and Periodic Advances owed to the Servicer. After such deductions, the remainder of such sum shall be paid by the Trustee to the Servicer at the time of such sale, transfer and assignment to the Servicer's successor.

                (e)      The Trustee and such successor servicer (including, without limitation, the Back-Up Servicer) shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. The Servicer agrees to deliver promptly to such successor, electronically or physically, as the case may be, all files, data and funds related to the Mortgage Loans, of the types provided for in the Mortgage Loan Servicing Purchase and Sale Agreement, dated as of October 16, 2003, by and among EMC Mortgage Corporation, American Business Credit, Inc., ABFS Mortgage Loan Warehouse Trust 2000-2 and American Business Financial Services, Inc. The Servicer agrees to cooperate with the Trustee and any successor servicer in effecting the termination of the Servicer's servicing responsibilities and rights hereunder and shall promptly provide the Trustee or such successor servicer, as applicable, at the Servicer's cost and expense, all documents and records reasonably requested by it to enable it to assume the Servicer's functions hereunder and shall promptly also transfer to the Trustee or such successor servicer, as applicable, all amounts that then have been or should have been deposited in the Collection Account by the Servicer or that are thereafter received with respect to the Mortgage Loans. Any collections received by the Servicer after such removal or resignation shall be endorsed by it to the Trustee and remitted directly to the Trustee or, at the direction of the Trustee, to the successor servicer. In connection with any failure by the Servicer to make any remittance required to be made by the Servicer to the Collection Account pursuant to this Section 7.02 on the day and by the time such remittance is required to be made under the terms of this Section 7.02 (without giving effect to any grace or cure period), the Servicer shall pay to the Trustee for the account of the Trustee interest at the Late Payment Rate on any amount not timely remitted from and including the day such remittance was required to be made to, but not including, the day on which such remittance was actually made. Neither the Trustee nor any successor servicer shall be held liable by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof caused by (i) the failure of the Servicer to deliver, or any delay in delivering, cash, documents, files, data or records to it, or (ii) restrictions imposed by any regulatory authority having jurisdiction over the Servicer hereunder. Notwithstanding anything to the contrary herein, no appointment of a successor to the Servicer under this Agreement shall be effective until written notice, at the written direction of the Certificate Insurer, of such proposed appointment shall have been provided by the Trustee to each Certificateholder; provided, that for a successor servicer other than the Back-Up Servicer, the Certificate Insurer shall have consented in writing thereto. The Back-Up Servicer shall not resign as servicer until a successor servicer has been appointed or until a successor servicer has been appointed in accordance with paragraph (d) above. The Certificate Insurer shall have the right to remove the Back-Up Servicer (or any successor Servicer) as successor Servicer under this Section 7.02 without cause, and the Trustee shall appoint such other successor Servicer as directed in writing by the Certificate Insurer.

                (f)      Pending appointment of a successor to the Servicer hereunder, the Back-Up Servicer shall act in such capacity as hereinabove provided. In connection with the appointment and assumption of a successor to the Back-Up Servicer as Servicer, the Certificate Insurer may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Certificate Insurer and such successor shall agree; provided, however, that unless otherwise agreed by the Certificate Insurer, no such compensation shall be in excess of that permitted the Servicer pursuant to Section 5.08, together with other Servicing Compensation. The Servicer, the Back-Up Servicer, the Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession.

           (B)      The following Section 7.08 shall be added at the end of Article VII of the Servicing Agreement:

          "Section 7.08. Term Servicing. a) Notwithstanding anything to the contrary herein, at the direction of the Certificate Insurer, the Trustee designates ABC as the Servicer of the Mortgage Loans under this Agreement for a term of ninety (90) days, commencing on October 31, 2003. The Trustee, at the direction of the Certificate Insurer, hereby retains ABC to perform all duties and obligations of the Servicer with respect to the Mortgage Loans under this Agreement, in accordance with the terms hereof, all applicable laws and regulations, and the terms of all related documents pursuant to which ABC has acted prior to the date hereof. ABC hereby assumes the due and punctual performance and observance of each covenant and condition to be performed or observed by the Servicer with respect to the Mortgage Loans under this Agreement.

           (b) The Certificate Insurer may, in its sole discretion, send or direct the Trustee in writing, to send a written notice (each such notice, a "Servicer Extension Notice"), in the form of Exhibit U hereto, to ABC and the Trustee, extending any such term for one or more terms of one 90-day period, or such longer terms as may be specified therein by the Certificate Insurer (each, a "Servicing Period"). Any Servicer Extension Notice shall be delivered to such parties no later than ten (10) Business Days prior to the expiration of the existing Servicing Period; provided, further, that any such Servicer Extension Notice that extends the terms under this Agreement is revocable by the Certificate Insurer, in its sole discretion, upon the occurrence of an Event of Default. The Servicer hereby agrees that, as of the date hereof and upon its receipt of any such Servicer Extension Notice prior to the expiration of the existing Servicing Period, the Servicer shall be bound for the duration of the initial term and each successive term covered by such Servicer Extension Notice to act as the Servicer of the Mortgage Loans hereunder, unless the Servicer is otherwise terminated in accordance with Section 7.01 hereof. If a Servicer Extension Notice is delivered after the expiration of the existing Servicing Period, the Trustee, the Certificate Insurer and the Servicer may agree that the Servicer shall be bound for the Servicing Period covered by such Servicer Extension Notice to act as the Servicer of the Mortgage Loans hereunder, unless the Servicer is otherwise terminated in accordance with Section 7.01 hereof. Unless a Servicer Extension Notice is sent, all of the Servicer's rights and obligations hereunder and under the Servicing Agreement and with respect to the Mortgage Loans shall expire.

           (c) In the event the Trustee has not received a Servicer Extension Notice from the Certificate Insurer on or before the ten (10) Business Days prior to the expiration of the existing Servicing Period, then the Trustee may notify the Certificate Insurer to that effect and inquire as to whether the Certificate Insurer will send or direct the Trustee to send a Servicer Extension Notice.

           (d) Notwithstanding anything to the contrary herein, this Section 7.04 shall only apply to ABC as Servicer and not to the Back-Up Servicer or any successor servicer.

           7.      Amendment to Section 11.03. Section 11.03 of the Servicing Agreement shall be amended by (a) adding the words ", the Back-Up Servicer" after the words "the Depositor" in the second line of subsection (a) and in the second line of subsection (b) thereof.

           8.      Amendment to Section 11.06. Section 11.06 of the Servicing Agreement shall be amended by deleting the words "and Back-Up Servicer" in (iii) thereto and by adding the following at the end of the second to last sentence thereof: (x) in the case of the Back-Up Servicer, EMC Mortgage Corporation, 909 Hidden Ridge, Irving, Texas 75038, Attn: Ralene Ruyle, Telecopy No.: (972) 444-2880

           9.      Any amendments to this Amendment No.1 or the Servicing Agreement shall be in writing and executed by each party hereto.

           10.      Each party represents as to itself that it has duly and validly executed and delivered this Amendment No. 1 and that, assuming this Amendment No. 1 has been duly and validly executed and delivered by the other party hereto, this Amendment No. 1 constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           11.      Except as modified herein, each of the parties hereto acknowledges and agrees that it continues to be bound by each of the terms and provisions of the Servicing Agreement, which terms and provisions, as amended hereby, shall continue in full force and effect.

           12.      If one or more of the provisions, agreements or terms of this Amendment No. 1 shall be for any reason whatsoever held invalid, then such provisions, agreements or terms shall be deemed severable from the remaining provisions, agreements or terms of this Amendment No. 1 and shall in no way affect the validity or enforceability of the other provisions of this Amendment No. 1, the Servicing Agreement, or the rights of the parties hereto or thereto.

           13.      This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that both parties need not sign the same counterpart.

           14.      This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York.

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          IN WITNESS WHEREOF, each of the parties has caused this Amendment No. 1 to be duly executed on its behalf as of the day and year first above written.

BEAR STEARNS ASSET BACKED
SECURITIES, INC., as Depositor

By:/s/ Jonathan Lieberman
      Name: Jonathan Lieberman
      Title: Senior Managing Director

AMERICAN BUSINESS CREDIT, INC., as
Servicer

By: By:/s/ Beverly Santilli
      Name: Beverly Santilli
      Title: President

JPMORGAN CHASE BANK, as Trustee and
Collateral Agent

By:/s/ Joseph M. Constantino
      Name: Joseph M. Constantino
      Title: Trust Officer

EMC MORTGAGE CORPORATION, as
Back-Up Servicer

By: /s/ Sue Stepanek
      Name: Sue Stepanek
Title: Executive Vice President

           The Certificateholders named below hereby consent to this Amendment No. 1 to the Pooling and Servicing Agreement.

BEAR STEARNS & CO. INC.
as Class A-1 Certificateholder

By:/s/ Jonathan Lieberman
      Name: Jonathan Lieberman
      Title: Senior Managing Director

RADIAN ASSET ASSURANCE INC.,
as Certificate Insurer

By:/s/ Bret S. Derman
      Name: Bret S. Derman
Title: Senior Vice President

Exhibit U

[Form of Servicer Extension Notice]

American Business Credit, Inc.
c/o American Business Financial Services, Inc.
The Wanamaker Building
100 Penn Square East, 8th Floor
Philadelphia, Pennsylvania 19107
Attn: General Counsel

[Date]

RE:      Pooling and Servicing Agreement, dated as of March 1, 2003, as amended

          Reference is made to Pooling and Servicing Agreement, dated as of March 1, 2003, as amended, by and among Bear Stearns Asset Backed Securities, Inc., as Depositor American Business Credit, Inc., as the Servicer, JPMorgan Chase Bank, as Trustee and Collateral Agent and EMC Mortgage Corporation, as Back-Up Servicer (the "Agreement"). Pursuant to Section 7.04(b) of the Agreement, we hereby notify you of the extension of the Servicing Period for ___ term(s).

RADIAN ASSET ASSURANCE INC., as Certificate Insurer By: Name: Title: